EXHIBIT 21.1

Significant Subsidiaries of the Registrant

The following is a list of significant subsidiaries of ARMOUR Residential REIT, Inc. as of December 31, 2017 and the states or jurisdictions in which they are organized.

Name	State of Organization of Entity

JAVELIN Mortgage Investment Corp.	Maryland